EXHIBIT 16.1

July 12, 2024

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We have read Item 4.01 of Form 8-K dated July 12, 2024, of Monarch Casino & Resort, Inc. and are in agreement with the statements contained in the last sentence of the first paragraph as it relates to the date of notification of our dismissal and the second through fourth paragraphs on page one therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ Ernst & Young LLP